Exhibit 5.2
August 8, 2006
Hanson PLC
1 Grosvenor Place
London
SW1X 7JH
Dear Sirs
In connection with preparation and filing of the Registration Statement on Form F-3 under the U.S. Securities Act of 1933, as amended (the “Act”), of debt securities (the “Debt Securities) and for the purposes of the opinion to be given by me in connection therewith, I have examined such corporate records, certificates and other documents and instruments as I have considered necessary or appropriate, including the Registration Statement on Form F-3 (the “Registration Statement”) and the form of indenture between Hanson and The Bank of New York, as trustee (the “Trustee”) (the “Indenture”) filed as an exhibit to the Registration Statement pursuant to which the Debt Securities will be issued.
Based on the foregoing I am of the opinion, subject to the assumptions and qualifications set out herein, that:
(a)	Hanson is duty incorporated under the laws of England and Wales and is an existing company, and

(b)	when the Registration Statement has become effective under the Act, the Indenture has been validly executed and delivered, the terms of the Debt Securities, their issuance and sale, have been duly established and effected in conformity with the Indenture so as not to violate any applicable law or agreement or instrument then binding on Hanson and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Hanson, the Debt Securities will have been duly executed and authenticated in accordance with the Indenture, and will have been issued and sold as contemplated in the Registration Statement, and will constitute valid and legally binding obligations of Hanson.
In giving this opinion I have not made an investigation of, and do not express or imply any opinion on, the law of any jurisdiction other than England and Wales and have assumed:
(i)	the capacity, power and authority of the Trustee to execute, deliver and perform the terms of the Indenture;

(ii)	that no law of any jurisdiction outside England and Wales would render the execution, authentication, delivery, issue or sale, as the case may be, of the documents referred to in paragraph (b) above illegal or ineffective and that, insofar as any obligation under the Indenture is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction; and

(iii)	that the Indenture creates valid and binding obligations of the parties under New York law, New York law being the choice of law governing the Indenture and in accordance with which law it will be construed.
     The qualifications referred to above are as follows:
(A)	I express no opinion on any law other than the laws of England and Wales.

(B)	Undertakings and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(C)	An English court will not apply New York law if
(i)	it is not pleaded and proved; or

(ii)	to do so would be contrary to the mandatory rules of English law or incompatible with English public policy. Based on my review of the Indenture, I am not aware of provisions thereof that are contrary to English public policy. The mandatory rules of English law or the rules of English public policy do not preclude an English company from selecting the law of another jurisdiction as the governing law of a contract provided that the intention of the parties in selecting such law is bona fide.
(D)	Insofar as any obligation under the Indenture is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(E)	A final and conclusive judgement against Hanson for a definite sum of money entered by a state or federal court in the United States of America in any suit, action or proceeding arising out of or in connection with the Indenture would be enforced by the English courts, without re-examination or re-litigation of the matters adjudicated upon, provided that:
(a)	the judgement was not obtained by fraud;

(b)	the judgement was not in respect of a course of action which for public policy reasons or for some other reason could not be entertained by the English court or the enforcement of the judgement would not be contrary to English public policy;

(c)	the judgement was not obtained in proceedings contrary to natural justice;

(d)	the judgement is not inconsistent with an English judgement in respect of the same matter;

(e)	the judgement is not for multiple damages; and

(f)	enforcement proceedings are instituted within six years after the date of the judgement.
(F)	I express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of Hanson under the Indenture.

(G)	The obligations of Hanson under the Indenture will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

(H)	I express no opinion on any matter relating to tax or stamp duty, whether of the United Kingdom or elsewhere.
This opinion is given for use in connection with the issue of the Debt Securities and may be relied upon by Weil Gotshal & Manges with respect to the opinion to be given by them in connection with the filing of the Registration Statement.

I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the references to me under the caption “Validity of Securities” contained in the Registration Statement.
Yours faithfully
/s/ Graham Dransfield
Graham Dransfield
Legal Director

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